                                                                   EXHIBIT 10(t)

                                                                 EXECUTION COPY

                             EMPLOYMENT AGREEMENT

  THIS AGREEMENT, made as of this 18th day of April, 1994 by and between JWP INC., a debtor-in-possession (the "Company") and FRANK T. MACINNIS ("Executive").

                                   RECITALS

  The Company is operating as a debtor-in-possession under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") under the Jurisdiction of the United States Bankruptcy Court for the Southern District of New York (the "Court"). The Company has filed with the Court a proposed Plan of Reorganization (the "Plan") which has not yet been confirmed.

  In order to induce Executive to serve as Chief Executive Officer and President of the Company and as Chairman of the Board of Directors of the Company ("the Board"), commencing while the Company is still a debtor-in-possession and continuing after confirmation of the Plan (as it may be modified), the Company desires to provide Executive with compensation and other benefits under the conditions set forth in this Agreement.

  Executive is willing to accept such employment and perform services for the Company and its subsidiaries, on the terms and conditions hereinafter set forth.

  It is therefore hereby agreed by and between the parties as follows:

  1. Employment.
     ----------

  1.1 Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive during the Period of Employment (as hereinafter defined) as the Chief Executive Officer and President of the Company. In his capacity as Chief Executive Officer of the Company, Executive shall have the customary powers, responsibilities and authorities of chief executive officers of similar corporations of the size, type and nature of the Company as it may exist from time to time, including, but not limited to, authority over all personnel decisions and business policies and practices, subject to the direction of the Board of Directors of the Company (the "Board").
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                                                                               2

  1.2 The Company shall, during the Period of Employment (as hereinafter defined), make its best efforts to insure the election and retention of Executive as Chairman of the Board.

  1.3 Subject to the terms and conditions hereof, Executive hereby accepts employment as Chief Executive Officer and President of the Company and shall devote his full working time and efforts, to the best of his ability, experience and talent, to the performance of the services, duties and responsibilities in connection therewith and agrees to serve, if elected, as Chairman of the Board of the Company. Except upon the prior written consent of the Board, Executive will not during the Period of Employment (as hereinafter defined) (i) accept any other employment or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage), whether or not it may be competitive with, or whether or not it might place him in a competing position to that of, the Company or any subsidiary thereof. Nothing in this Agreement shall preclude the Executive from (i) engaging, consistent with his duties and responsibilities hereunder, in charitable community affairs, (ii) managing his personal investments (iii) continuing to serve on the boards of directors on which he presently serve (to the extent such service is not precluded by federal or state law or by conflict of interest by reason of his position with the Company), or (iv) serving, subject to approval of the Board, as a member of boards of directors of other companies, provided, that such
                                                       --------
activities do not interfere with the performance of Executive's duties hereunder. Notwithstanding the foregoing, it is expressly acknowledged that Executive's existing ownership of interests in, and service as a director or officer of, Spie Construction, Inc. and Comstock Communications, Inc., and Executive's obligation to provide consulting services to Spie Batignolles and/or Comstock Group, Inc. relating to six outstanding claims prosecutions (the "Consulting Services") have been disclosed to the Company and that the continuing ownership thereof and any reasonable actions associated therewith, including without limitation, continuing as a director or officer thereof and providing the Consulting Services, shall be permitted under the terms of this Agreement and shall in no event constitute a breach hereof; provided, however,
                                                            --------  -------
that Executive's service as an officer shall be limited to occasional supervisory duties with respect to the division heads of Comstock Communications, Inc. and nominal duties with respect to Spie Construction, Inc.

  1.4 The Company represents that this Agreement has been reviewed and approved by its Board of Directors. The Company agrees immediately to seek approval of this Agreement (with the support of the Official Committee of Unsecured Creditors) by the Court by way of order to show cause returnable at the earliest date obtainable. If an order approving this Agreement has not been entered prior to April 29, 1994 (or such later date as Executive may agree) or if such order shall not become final without appeal by May 11, 1994 (or such later date

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                                                                               3

Executive may agree) Executive and the Company shall have no further obligations hereunder, other than the obligation to make payments under this Section 1.4. If Court approval of this Agreement is not obtained as contemplated above, the Company shall compensate Executive for the period from April 18, 1944 through the date Executive's employment ceases at double the Base Salary rate for such period.

  2. Period of Employment.
     --------------------
  Executive's employment shall, subject to Section 1.4 hereof, commence on April 18, 1994 (the "Commencement Date") and shall continue through the earlier of December 31, 1997 or the date of termination hereunder (the "Period of Employment"); provided, however, that the Period of Employment shall automatically be extended for successive one-year periods unless the Company or Executive, at least six months prior to the end of such period, provides written notice to the other party of intent not to extend the Period of Employment.

  3. Compensation
     ------------
  3.1 Salary. The Company shall pay Executive a base salary ("Base Salary") at
      ------
the rate of $600,000 per annum for the Period of Employment. Base Salary shall be payable in accordance with the ordinary payroll practices the Company. Executive's rate of Base Salary shall be increased on the first day of each calendar year occurring during the Period of Employment by the percentage increase for the prior year in the consumer price index for the area in which the principal office of the Company is located, as determined by the U.S. Department of Commerce, or the amount specified by the Board, whichever is greater.

  3.2 Bonus. In addition to his Base Salary, Executive shall be entitled, while
      -----
he remains employed hereunder, in respect of each calendar year, to an annual bonus (the "Bonus") payable in cash and at such times as bonuses are customarily paid to senior executives of the Company. For the period from the Commencement Date through December 31, 1994, the amount of the Bonus shall be no less than $150,000 and may be increased in the discretion of the Board. For each calendar year thereafter, Executive and the Compensation Committee of the Board shall mutually agree on a formula which shall determine the amount of Executive's Bonus for the calendar year. It is understood that the failure to agree on a formula shall not constitute Good Reason (within the meaning of Section 6.1 hereof); provided however, that both parties shall make a good faith effort to
         ----------------
arrive at a mutually acceptable formula.

  3.3 Supplemental Payment. Upon the court approval contemplated by Section 1.4
      --------------------
hereof, Executive shall receive from the Company a cash payment of $250,000. The amounts paid pursuant to this Section 3.3 shall not be taken into account in computing any other payment or benefit to which Executive may become entitled hereunder or otherwise with respect to his


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                                                                               4

employment hereunder, and shall not be deemed a Bonus for purposes of Section
3.2.

  3.4  Supplemental Benefit Credits.  Executive shall be fully vested in all
       ----------------------------
employee benefit plans of the Company with respect to which the amount of any benefits payable thereunder is determined in whole or in part by years of service with the Company. The Company shall maintain a nonqualified retirement arrangement to provide any benefits required under this Section 3.4 and Executive shall, upon commencement of employment hereunder, have a fully vested interest in such arrangement.

  3.5  Stock Options.  (a)  On the date which is three months and 21 days
       -------------
following the reorganization of the Company pursuant to Chapter 11 of the Bankruptcy Code, Executive shall receive an option ("Option") to purchase 200,000 shares of common stock of the Company ("Shares") at Fair Market Value pursuant to the 1994 Management Incentive Stock Option Plan of JWP Inc. (the "Option Plan"). For purposes of this Agreement, "Fair Market Value" shall mean a price no greater than that determined in accordance with paragraph (N) of
Article IV of the Company's proposed Plan of Reorganization, dated February 14, 1994, and filed with the Court. The Option shall be exercisable with respect to one-third of the Shares subject thereto on each of the first, second and third anniversaries of the date of grant.

  (b) In the event of the Executive's termination of employment under Section 6.1, the Option shall become immediately exercisable in full and shall remain exercisable for the balance of its ten-year term; provided, however, that in the
                                                  -----------------
event such termination occurs prior to either (i) the grant of the Option or
(ii) shareholder approval of the Option Plan, the factor of two in clause (B) of subsections 6.1(a) (i) and (ii) shall be increased to three and, if applicable, the factor of three in clause (B) of subsection 6.1(a) (iii) shall be increased to four; provided, further, that in the event such termination occurs following
         -----------------
shareholder approval of the Option Plan but within six months following the date of grant of the Option, Executive shall retain the right to exercise the Option at any time during the balance of its ten-year term.

  4.  Employee Benefits.
      -----------------

  4.1  Employee Benefit Plans and Programs.  The Company shall provide Executive
       -----------------------------------
during the Period of Employment with coverage under any employee benefit programs, plans and practices (commensurate with his position in the Company) in accordance with the terms thereof, which the Company currently makes available generally to its senior executive officers, or which the Company, with Board approval, elects to make available generally to its senior executive officers hereafter, including, but not limited to (a) retirement, pension and profit-sharing; and (b) medical, dental, hospitalization, life insurance (in an amount not less than $700,000), short and long-term disability,
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                                                                               5

accidental death and dismemberment and travel accident coverage; provided that Executive shall pay such portion of the premiums therefor as is customarily paid by senior executives of the Company.

  4.2 Vacation, Fringe and Other Benefits. Executive shall be entitled to the
      -----------------------------------
number of vacation days customarily accorded senior executives of the Company. In addition, during the Period of Employment, the Company shall pay Executive $600 per month for leasing (plus maintenance and insurance) of an automobile. The Company shall also reimburse Executive for (a) all initiation fees and monthly dues for membership in a club suitable for entertaining clients of the Company and (b) all legal expenses incurred by Executive in connection with the negotiation and drafting of this Agreement. The Company shall bear the cost of any increased tax liability of Executive caused by the provisions of this
Section 4.2.

  5. Directors and Officers Liability. The Company shall keep in effect during
     --------------------------------
the Period of Employment, a policy of directors' and officers' liability insurance for officers and directors of the Company on terms which take into account the Company's claims history and Chapter 11 proceeding, to the extent reasonably available, at such reasonable levels of coverage as are agreed to by Executive and the Board from time to time.

  6. Termination of Employment.
     -------------------------

  6.1 Termination Not For Cause Or For Good Reason. (a) The Company may
      --------------------------------------------
terminate Executive's employment at any time, and Executive may terminate his employment at any time. If Executive's employment is terminated by the Company other than for Cause (as hereinafter defined), or Executive terminates his employment for Good Reason (as hereinafter defined), Executive shall be entitled to receive a lump sum cash payment (but not in substitution for compensation already earned) in an amount equal to the sum of:

  (i) the greater of (A) Executive's Base Salary at the highest annual rate in effect during the Period of Employment, for the period from the date of termination through December 31, 1997 or (B) two times Executive's Base Salary at its then current annual rate;

  (ii) the greater of (A) the Bonus payable by the Company pursuant to Section
3.2 times the number full or partial calendar years remaining from the date of termination through December 31, 1997 or (B) two times Executive's Bonus. For purposes of this Section 6.1(a), the amount of the Bonus shall be deemed to be the highest Bonus paid to Executive during the Period of Employment, but in no event less than $150,000; and

  (iii) In the event of a termination of Executive's employment for Good Reason (within 60 days following the

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                                                                               6

occurrence of such Good Reason) following a Change in Control (as hereinafter defined), the factor of two in clause (B) of subsections 6.1(a)(i) and (ii) shall be increased to three; provided, however, that this clause (iii) shall
                             --------  -------
only apply in the case of a Change in Control which occurs following the consummation of a reorganization plan (the "Plan") of the Company pursuant to Chapter 11 of the Bankruptcy Code (and not pursuant to the terms of the Plan).

  In addition to the amount described in subsections 6.1(a)(i)-(iii), Executive shall be entitled to receive:

  (iv) all unpaid amounts, as of the date of such termination, in respect of any Bonus, for any calendar year ending before such termination occurs, which would have been payable had Executive remained in employment until the date such Bonus would otherwise have been paid;

  (v) until the earlier of December 31, 1997 or 18 months from the date of termination, Executive (and, to the extent applicable, Executive's dependents) shall continue to be covered, at the Company's expense, under the Company's medical, dental and hospitalization coverage plans, and until the earlier of December 31, 1997 or 6 months from the date of termination, Executive shall continue to be covered, at the Company's expense, under the Company's group life, short and long-term disability, accidental death and dismemberment and travel accident coverage plans described in Section 4.1 hereof or the Company will provide for equivalent coverage; and

  (vi) all payments to which Executive has vested rights as of the expiration of the Period of Employment under employee benefit, disability, insurance and similar plans which provide for payments beyond the Period of Employment.

  (b) For purposes of this Agreement, "Good Reason" shall mean any of the following (without Executive's express prior written consent):

  (i) The assignment to Executive by the Company of duties inconsistent with Executive's positions, duties, responsibilities, titles or offices as set forth in Section 1 hereof, or any reduction by the Company of his duties or responsibilities or any removal of Executive from the position of Chief
Executive Officer or President or any failure to elect or re-elect Executive as Chairman of the Board, except in connection with the termination of Executive's employment (A) upon the termination of the Period of Employment on December 31, 1997, (B) upon the termination of a succeeding one-year Period of Employment (as provided for under Section 2 hereof), (C) for Cause, (D) as a result of Executive's Permanent Disability (as hereinafter defined) or death or (E) by Executive other than for Good Reason;
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                                                                               7

  (ii) A reduction by the Company in Executive's Base Salary, except as provided herein, as in effect at the commencement of employment hereunder or as the same may be increased from time to time during the Period of Employment;

  (iii) The failure by the Company to obtain the specific assumption of this Agreement by any successor or assign of the Company or any person acquiring substantially all of the Company's assets;

  (iv) Failure by the Company to perform in any material respect its obligations under this Agreement, where such failure shall not have been remedied within 30 days after Executive shall have notified the Company in writing thereof;

  (v) Any material reduction in Executive's compensation or benefits following a Change in Control or Executive's principal business location is changed to a location more than 30 miles from Executive's principal business location (other than a relocation to New York, New York) immediately prior to a Change in Control; or

  (vi) The Company shall cease to keep in effect the policy of directors' and officers' liability insurance for Executive described in Section 4.3;

  (vii) A trustee shall be appointed by the Court, the Company's case under Chapter 11 shall be converted to Chapter 7 or the automatic stay shall be lifted as to substantially all the assets of the Company.

  (c) If all or any portion of the payments or benefits provided under Section 6.1, either alone or together with other payments and benefits which Executive receives or is then entitled to receive from the Company, would constitute a "parachute payment" within the meaning Section 280G of the Internal Revenue Code of 1986, as amended ("Code"), Executive shall be entitled to such additional payments as may be necessary to ensure that the net after tax benefit of all payments under this Section 6.1, including the payment provided for in this subsection 6.1(c) shall be equal to the net after tax benefit of Executive as if not excise tax had been imposed under Section 4999 of the Code.

  The foregoing calculations shall be made, at the Company's expense, by the Company and Executive. If no agreement on the calculations is reached, Executive and the Company shall agree to the selection of an accounting firm to make the calculations. If no agreement can be reached regarding the selection of an accounting firm, the Company shall select a nationally recognized accounting firm which has no current or recent business relationship with the Company. The determination of any such firm selected shall be conclusive and binding on all parties.

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                                                                               8

  (d) For purposes of this Agreement a "Change in Control" shall be deemed to have occurred if (A) there occurs any merger or consolidation of the Company, other than a merger or consolidation in which the holders of the Company's common stock immediately prior to the merger or consolidation (excluding holders of the Company's common stock who are also holders, directly or indirectly, of the stock of the parties (other than the Company) to the merger or similar agreement) own at least 75% of the common stock of the surviving corporation immediately after the merger or consolidation; (B) there occurs any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; (C) the stockholders of the Company approve of any plan or proposal for the liquidation of the Company; (D) any person (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than a person who owns senior unsecured claims against the Company in an outstanding principal amount of $10 million as of the date hereof, shall become the beneficial owner (within the meaning of Section 13d-3 of the Exchange Act) of 25% or more of the Company's outstanding common stock;
(E) during any consecutive period of two years following consummation of the Plan, individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority thereof other than pursuant to the terms of the Plan or unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period (or who were approved by the Board in accordance with this clause (E)); or (F) there occurs any other event designated as a Change in Control by the Board for purposes of this Agreement.

  (e) All cash payments under this Section 6.1 shall be made by the Company within 30 calendar days following the event giving rise to such payments.

  6.2  Permanent Disability.  If as a result of the Executive's incapacity due
       --------------------
to physical or mental illness, the Executive shall have been absent from his duties with the Company on a full-time basis for six consecutive months (a "Permanent Disability") during his Period of Employment, the Company or Executive may terminate his employment on written notice thereof, the Period of Employment shall terminate on the giving of such notice, and the compensation to which Executive is entitled pursuant to Section 3.1 shall be paid through the last day of the month in which the notice is given. In addition, Executive shall be entitled to receive:

  (a) all unpaid amounts, as of the date of such termination, in respect of any Bonus, for any calendar year ending before, and the calendar year in which, such termination occurs, which would have been payable had Executive remained in employment until the date such Bonus would otherwise have been
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                                                                               9
paid, provided, however, that any amount described in this subsection (a) in
      -----------------
respect of the calendar year in which Executive's employment terminates shall be determined with respect to the period commencing January 1 of such year and expiring on the day on which the Period of Employment terminates;

  (b) until the earlier of December 31, 1997 or 24 months from the date of termination of Permanent Disability, Executive (and, to the extent applicable, Executive's dependents) shall continue to be covered under Company's medical, dental, hospitalization, group life, short and long-term disability, accidental death and dismemberment and travel accident coverage plans described in Section
4.1 or the Company will provide for equivalent coverage; provided that if Executive is provided with comparable coverage by a successor employer any such coverage by the Company shall cease; and

  (c)  all amounts payable under the Company's disability plans.

  6.3  Death.  In the event of Executive's death while employed hereunder, the
       -----
Period of Employment shall thereupon automatically terminate and the Executive's estate or designated beneficiaries shall receive (i) payments of Base Salary for a period of three months after the date of death; (ii) all unpaid amounts, as of the date of such termination, in respect of any Bonus, for any calendar year ending before, and the calendar year in which, such termination occurs, which would have been payable had Executive remained in employment until the date such Bonus would otherwise have been paid, provided, however, that any amount
                                      -----------------
described in this Section 6.3 in respect of the calendar year in which Executive's employment terminates shall be determined with respect to the period commencing January 1 of such year and expiring on the day on which the Period of Employment terminates; and (iii) any death benefits provided under the employee benefit programs, in accordance with their terms.

  6.4  Voluntary Resignation; Discharge for Cause.  If Executive resigns
       ------------------------------------------
voluntarily, other than for Good Reason or Permanent Disability, or the Company terminates the employment of Executive at any time for Cause, the Company's obligations under this Agreement to make any further payments to Executive shall thereupon, to the extent permitted by law, cease and terminate except with respect to all unpaid amounts, as of the date of such termination, in respect of any Bonus for any calendar year ending before such termination occurs, which would have been payable had Executive remained in employment until the date such bonus would otherwise have been paid. In addition, Executive shall remain entitled to all vested amounts and benefits under the Company's employee benefit programs, plans and practices, including, without limitation, the supplemental benefit credits provided for under Section 3.4 hereof. The term "Cause shall be limited to (a) action by Executive involving willful malfeasance in
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                                                                              10

connection with his employment which results in material harm to the Company,
(b) material and continuing breach by Executive of the terms of this Agreement which breach is not cured within 60 days after Executive receives written notice from the Company of any such breach or (c) Executive being convicted of a felony. Termination of Executive for Cause pursuant to Section 6.4 shall be communicated by a Notice of Termination given within six months after the Board both (i) had knowledge of conduct or an event allegedly constituting Cause and
(ii) had reason to believe that such conduct or event could be rounds for Cause. For purposes of this Agreement a "Notice of Termination" shall mean delivery to Executive of a copy of a resolution duly adopted by the Board at a meeting of the Board called and held for the purpose (after not less than 10 days' notice to Executive ("Preliminary Notice") and reasonable opportunity for Executive, together with the Executive's counsel, to be heard before the Board prior to such vote), finding that in the good faith opinion of the Board Executive was guilty of conduct set forth in the second sentence of this Section
6.4 and specifying the particulars thereof in detail. The Board shall no later than 30 days after the receipt of the Preliminary Notice by Executive communicate its findings to Executive. A failure by the Board to make its finding of Cause or to communicate its conclusions within such 30-day period shall be deemed to be a finding that Executive was not guilty of the conduct described in the second sentence of this Section 6.4.

  6.5 Termination Obligations. (a) Executive hereby acknowledges and agrees that
      -----------------------
all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, and other documents, and equipment furnished to or prepared by Executive in the course of or incident to his employment, belong to the Company and shall be promptly returned to the Company upon termination of the Period of Employment.

  (b) Upon termination of the Period of Employment, the Executive shall be deemed to have resigned from all offices and directorships then held with the Company or any subsidiary or affiliate thereof.

  7. Confidential Information. During and after the Period of Employment,
     ------------------------
Executive shall not disclose to any person (other than an employee or agent of the Company or any affiliate of the Company entitled to receive the same) any confidential information relating to the business of the Company and obtained by him while providing services to the Company, without the consent of the Board, or until such information ceases to be confidential.

  8. Non-Competition. In the event Executive's employment is terminated by the
     ---------------
Company for Cause or Executive terminates his employment with the Company without Good Reason, Executive shall not, for a period ending on the earlier of
(i) 18 months from the date of such termination or (ii) December 31,

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                                                                              11

1997, accept any other employment or engage, directly or indirectly, in any other business activity which is competitive with that of the Company or any subsidiary thereof.

  9.  Expenses.  Executive is authorized to incur reasonable expenses in
      --------
carrying out his duties and responsibilities under this Agreement, including expenses for travel and similar items related to such duties and responsibilities. The Company will reimburse Executive for all such expenses upon presentation by Executive from time to time of an itemized account of such expenditures.

  10. No Obligation to Mitigate Damages.  Executive shall not be required to
      ---------------------------------
mitigate damages or the amount of any payment provided for under this Agreement by seeking (and no payment otherwise required hereunder shall be reduced on account of) other employment or otherwise, nor will any payments hereunder be subject to offset in respect of any claims which the Company may have against Executive.

  11. Notices.  All notices or communications hereunder shall be in writing,
      -------
addressed as follows:

to Executive:

Frank T. MacInnis
7 Sturges Hollow
Westport, CT 06880

with a copy to:

Kenneth C. Edgar, Esq.
Simpson Thacher & Bartlett
425 Lexington Avenue
New York, NY 10017

to Company:

Sheldon I. Cammaker, Esq.
Executive Vice President and General Counsel
JWP Inc.
6 International Drive
Rye Brook, NY 10573

Any such notice or communication shall be delivered by hand or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the actual date of delivery or mailing shall determine the time at which notice was given.

  12. Agreement to Perform Necessary Acts.  Each party agrees to perform any
      -----------------------------------
further acts and to execute and deliver any

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                                                                              12

further documents that may be reasonably necessary to carry out the provisions of this Agreement.

  13. Separability; Legal Actions; Legal Fees. If any provision of this
      ---------------------------------------
Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect. Subject to the superseding jurisdiction of the Court while the Company is a debtor-in-possession, any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement that cannot be resolved by Executive and the Company, including any dispute as to the calculation of Executive's benefits or any payments hereunder, shall be submitted to arbitration in New York, New York in accordance with the laws of the State of New York and the procedures of the American Arbitration Association, except that if Executive institutes an action relating to this Agreement, Executive may, at Executive's option, bring that action in any court of competent jurisdiction. All expenses, including legal expenses incurred by Executive, relating to any arbitration shall be paid by the Company. Judgment may be entered on an arbitrator(s)' award in any court having jurisdiction.

  14. Assignment. This contract shall be binding upon and inure to the benefit
      ----------
of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company (any such purported assignment by either shall be null and void), except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or business of the Company.

  15. Amendment; waiver. The Agreement may be amended at any time, but only by
      -----------------
mutual written agreement of the parties hereto. Any party may waive compliance by the other party with any provision hereof, but only by an instrument in writing executed by the party granting such waiver.

  16. Entire Agreement. The terms of this Agreement are intended by the parties
      ----------------
to be the final expression of their agreement with respect to the employment of Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding involving this Agreement.

  17. Death or Incompetence. In the event of Executive's death or a judicial
      ---------------------
determination of his incompetence, reference

                                                                              13
in this Agreement to Executive shall be deemed, where appropriate, to refer to his estate or other legal representative.

  18.  Survivorship.  The respective rights and obligations of the parties
       ------------
hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section are in addition to the survivorship provisions of any other section of this Agreement.

  19.  Governing Law.  This agreement shall be construed, interpreted, and
       -------------
governed in accordance with the laws of the State of New York without reference to rules relating to conflicts of law.

  20.  Withholding.  The Company shall be entitled withhold from payment any
       -----------
amount of withholding required by law.

                                                                              14
  21.  Counterparts.  This Agreement may be executed in two or more
       ------------
counterparts, each of which will be deemed an original.

                                       JWP INC.

                                       By:
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                                       By:
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                                       EXECUTIVE



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